Pricing Supplement No. 2 dated August 20, 2002 (to Prospectus dated May 17, 2002 and Prospectus Supplement dated May 17, 2002)	Filed under Rule 424(b)(3) File No. 333-63164 File No. 333-98399

SLM CORPORATION
 Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $600,000,000	Floating Rate Notes: ☐	Fixed Rate Notes: ☒

Original Issue Date: August 27, 2002	Closing Date: August 27, 2002	CUSIP Number: 78442F AB4

Maturity Date: August 27, 2012	Option to Extend Maturity: ☒ No	Specified Currency: U.S. Dollars
☐ Yes
If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder::	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate: 5.125%	Interest Payment Dates:	Each February 27th and August 27th during the term of the Notes, beginning February 27, 2003, subject to following business day convention.

Interest Accrual Method: 30/360	Interest Periods:	From and including the Closing Date, or the previous February 27th or August 27th, as the case may be, to and including the next succeeding February 26th or August 26th, as the case may be, with no adjustment to period end dates for accrual purposes.

______________________________

Credit Suisse First Boston	JPMorgan
Joint Book-Running Managers

______________________________

ABN AMRO Incorporated
Bank of America Securities LLC
Banc One Capital Markets, Inc.
Barclays Capital Inc.
Merrill Lynch &Co.

Co-Managers

___________________________

August 20, 2002

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Credit Suisse First Boston Corporation	$240,000,000
J.P. Morgan Securities Inc.	240,000,000
ABN AMRO Incorporated	24,000,000
Banc of America Securities LLC	24,000,000
Banc One Capital Markets, Inc.	24,000,000
Barclays Capital Inc.	24,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	24,000,000

Total	$600,000,000
Issue Price:	99.306%.
Agents' Commission:	0.450%.
Net Proceeds:	$593,136,000.
Concession:	0.300%.
Reallowance:	0.250%.

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation
(other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.